Exhibit 3.2

CERTIFICATE OF DESIGNATION

FOR SERIES B CONVERTIBLE PARTICIPATING PREFERRED STOCK

OF

ASCENT ASSURANCE, INC.

        Pursuant to Section 151 of the General Corporation Law of the State of Delaware

            ASCENT ASSURANCE, INC., a corporation organized and existing under and by virtue of the laws of the State of Delaware (the “Corporation”), does hereby certify that the Board of Directors of the Corporation has adopted the following resolution fixing the designation and certain terms, powers, preferences and other rights of a new series of the Corporation’s preferred stock, par value $.01 per share, and certain qualifications, limitations and restrictions thereof:

RESOLVED, that there is hereby established a new series of Preferred Stock, par value $.01 per share, of the Corporation, and the designation and certain terms, powers, preferences and other rights of the shares of such series, and certain qualifications, limitations and restrictions thereof, are hereby fixed as follows:

        Section 1.     DESIGNATION AND AMOUNT.

        The shares of such series shall be designated as the “Series B Convertible Participating Preferred Stock” (the “Series B Preferred Stock”) and the number of shares initially constituting such series shall be 40,000, which number may be decreased (but not increased) by the Board of Directors without a vote of stockholders; PROVIDED, HOWEVER, that such number may not be decreased below the number of then currently outstanding shares of Series B Preferred Stock. The stated value per share (the “Stated Value”) of the Series B Preferred Stock shall be $1,000.

        Section 2.     DEFINITIONS.

        Capitalized terms used herein shall have the meanings set forth in this Section 2:

        “ANNUAL DIVIDEND PAYMENT DATE” has the meaning ascribed to such term in Paragraph (b) of Section 3.

        “ANNUAL DIVIDEND PERIOD” has the meaning ascribed to such term in Paragraph (b) of Section 3.

        “AVERAGE MARKET PRICE PER SHARE OF COMMON STOCK” on any date shall be deemed to be the average of the Closing Prices per share of Common Stock for the thirty (30) consecutive Trading Days commencing forty-five (45) Trading Days immediately prior to such date.

        “BOARD OF DIRECTORS” means the Board of Directors of the Corporation.

        “BUSINESS DAY” means any day other than Saturday, Sunday or a day on which banking institutions in the States of New York or Texas are authorized or obligated by law or executive order to close.

        “CERTIFICATE OF INCORPORATION” means the Second Amended and Restated Certificate of Incorporation of the Corporation, as it may be amended from time to time.

        “CHARTER AMENDMENT” means any amendment to the Certificate of Incorporation that effects an increase in the number of authorized shares of Common Stock, such that immediately upon effectiveness of such amendment, there would be sufficient unissued shares of Common Stock authorized under the Certificate of Incorporation to permit the conversion of all of the shares of Series B Preferred Stock designated hereunder.

        “CLOSING PRICE PER SHARE OF COMMON STOCK” on any date shall be the last reported sale price or, in case no such sale takes place on such day, the average of the closing bid and asked prices of the Common Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted sale price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System or such other system then in use, or, if on any such date the Common Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Stock selected by the Board of Directors. If the Common Stock is not publicly held or so listed or publicly traded, “CLOSING PRICE PER SHARE OF COMMON STOCK” shall mean the Fair Market Value per share as determined in good faith by the Board of Directors.

        “COMMON STOCK” means the common stock, par value $.01 per share of the Corporation.

        “CONVERSION PRICE” shall be an amount equal to $0.85246, as adjusted from time to time pursuant to Section 8.

        “DGCL” means the General Corporation Law of the State of Delaware.

        “DIVIDEND RATE” means an annual rate of 5.5%.

        “EFFECTIVE DATE” means December 31, 2003.

        “FAIR MARKET VALUE” means an amount determined in good faith by the Board of Directors and certified in a resolution sent to all holders of shares of Series B Preferred Stock.

        “JUNIOR STOCK” means the Common Stock and any other stock of the Corporation ranking junior to the Series B Preferred Stock with respect to the payment of dividends and the distribution of assets, whether upon liquidation or otherwise.

        “PARITY STOCK” means any stock of the Corporation ranking on a parity with the Series B Preferred Stock either with respect to the payment of dividends or the distribution of assets, whether upon liquidation or otherwise, and provided such stock is not Senior Stock.

        “PERSON” means any person or entity of any nature whatsoever, specifically including an individual, a firm, a company, a corporation, a partnership, a limited liability company, a trust or other entity.

        “PREFERRED STOCK” means the preferred stock, par value $.01 per share, of the Corporation.

        “REORGANIZATION” has the meaning ascribed to such term in Section 4.

        “SEC” means the Securities and Exchange Commission.

        “SECRETARY” means the Secretary of the Corporation.

        “SENIOR STOCK” means any stock of the Corporation ranking prior to the Series B Preferred Stock either with respect to the payment of dividends or the distribution of assets, whether upon liquidation or otherwise.

        “SERIES B PREFERRED STOCK” has the meaning ascribed to such term in Section 1.

        “STATED VALUE” has the meaning ascribed to such term in Section 1.

        “SUBSIDIARY” of any Person means any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

        “TRADING DAY” means a day on which any national securities exchange on which the Common Stock is then listed is open for the transaction of business or, if the Common Stock is not listed or admitted to trading on any national securities exchange, any Business Day.

        “TRIGGER EVENT” has the meaning ascribed to such term in Section 4.

        “TRIGGER EVENT CURE” has the meaning ascribed to such term in Section 4.

        Section 3.     DIVIDENDS AND DISTRIBUTIONS.

         (a)     The holders of shares of Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds of the Corporation legally available for the payment of dividends,

    (i)     Preferential cumulative dividends in respect of each outstanding share of Series B Preferred Stock at the Dividend Rate, payable in cash or by issuing a number of additional fully paid and non assessable shares of Series B Preferred Stock in respect of each outstanding share of Series B Preferred Stock determined by dividing the amount of the dividend not paid in cash by the Stated Value, and

    (ii)     dividends and distributions (payable in cash, stock or otherwise, other than any stock dividend for which there is an adjustment pursuant to Section 8(b)), on each date that dividends or other distributions are payable on or in respect of Common Stock, in an amount per whole share of Series B Preferred Stock equal to the aggregate amount (in cash or other property) of dividends or other distributions that would be payable on such date to a holder of the number of shares of Common Stock into which such shares of Series B Preferred Stock would be then convertible pursuant to Section 8 below.

        (b)     Dividends pursuant to clause (i) of Paragraph (a) of this Section 3 shall be payable annually in arrears on the last day of January (or if such day is not a Business Day, the Business Day next preceding such day) in each year (each such date being referred to herein as an “Annual Dividend Payment Date”), in respect of the annual period ending on the last day of the immediately preceding calendar year (each such period being referred to herein as an “Annual Dividend Period”), so long as shares of Series B Preferred Stock are outstanding; PROVIDED that the first Annual Dividend Payment Date shall be January 31, 2005 in respect of the period from and including the Effective Date through December 31, 2004.

        (c)      Dividends payable pursuant to clause (i) of Paragraph (a) of this Section 3 shall begin to accrue and be cumulative from and including the Effective Date, whether or not in any Annual Dividend Period or Annual Dividend Periods there shall be funds of the Corporation legally available for the payment of dividends. The amount of dividends payable per share of Series B Preferred Stock on any Annual Dividend Payment Date pursuant to clause (i) of Paragraph (a) of Section 3 shall equal the Dividend Rate; PROVIDED that with respect to the first Annual Dividend Payment Date, the amount of dividends payable per share of Series B Preferred Stock shall be computed by dividing the Dividend Rate by three hundred sixty (360) and multiplying the result by the number of days from the Effective Date to the last day of the applicable Annual Dividend Period. The amount of dividends payable for any period shorter or longer than a full Annual Dividend Period, including the first Annual Dividend Period, shall be determined on the basis of twelve 30-day months and a 360-day year. Dividends paid on the shares of Series B Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated PRO RATA on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series B Preferred Stock entitled to receive payment of a dividend declared thereon, which record date shall be no more than sixty (60) days nor less than ten (10) days prior to the date fixed for the payment thereof (which record and payment dates in the case of clause (ii) of Paragraph (a) above shall be the same dates as the record and payment dates for the corresponding payment of dividends on the Common Stock).

        (d)     So long as any shares of Series B Preferred Stock shall be outstanding, no dividend shall be declared or paid or set aside for payment or other distribution declared or made upon the Common Stock or upon any other shares of Junior Stock, nor shall any Common Stock nor any other shares of Junior Stock or Parity Stock be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to, set aside or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation or any of its Subsidiaries, unless, in each case, the full cumulative dividends (including the dividend to be due upon payment of such dividend, distribution, redemption, purchase or other acquisition) on all outstanding shares of Series B Preferred Stock shall have been, or shall then be, paid.

        Section 4.     VOTING RIGHTS.

        (a)      Except as provided in paragraphs (b) and (c) of this Section 4, and except for any voting rights provided by law, the holders of shares of Series B Preferred Stock shall have no voting rights and their consent shall not be required for the taking of any corporate action.

        (b)        (i)     If (a) an Event of Default shall have occurred under the Credit Agreement, dated as of April 17, 2001 between the Corporation, as borrower, and Credit Suisse First Boston Management Corporation, as administrative agent, arranger and lender, as such agreement may be amended from time to time (the “Credit Agreement”), or (b) the Corporation shall fail to redeem the Series B Preferred Stock in accordance with the provision of Section 5 (any such event described in the preceding clauses (a) and (b) referred to as a “Trigger Event”), a vote of the holders of Series B Preferred Stock, voting as a single class, will be required on all matters thereafter brought to stockholders of the Corporation (other than the election of directors). Whenever all Events of Default under the Credit Agreement have been cured and the Corporation shall be in compliance with any redemption obligations under Section 5 (the “Trigger Event Cure”), then the right of the holders of Series B Preferred Stock to vote as described in this Paragraph (b) of Section 4 shall cease (but subject always to the same provisions for the vesting of such voting rights if any Trigger Event occurs).

    (ii)     If and whenever dividends payable on shares of Series B Preferred Stock pursuant to Paragraph (a) of Section 3 in cash or shares in an amount equivalent to or exceeding the amount of dividends payable thereon for one Annual Dividend Period shall be past due, thereafter and until all accrued and unpaid dividends payable pursuant to Paragraph (a) of Section 3 shall have been paid in full or declared and set apart for payment, the holders of shares of Series B Preferred Stock, together with the holders of any other series of Preferred Stock as to which dividends are in arrears and as a result are entitled to the rights described in this paragraph, shall have the right, notwithstanding anything to the contrary in the Certificate of Incorporation or the By-Laws, voting together as a single class with such other series, to elect one director of the Corporation, such director to be in addition to the number of directors constituting the Board of Directors immediately prior to the accrual of such right, with the remaining directors to be elected by the other class or classes of stock entitled to vote therefor at any meeting of the stockholders held for the purpose of electing directors. Such right of the holders of Series B Preferred Stock to vote for the election of a director may be exercised at any annual meeting of stockholders of the Corporation or at any special meeting of stockholders of the Corporation called for such purpose as hereinafter provided or at any adjournment thereof, or by the written consent, delivered to the Secretary, of the holders of a majority of all outstanding shares of Series B Preferred Stock as of the record date of such written consent, until all accrued and unpaid dividends payable pursuant to Paragraph (a) of Section 3 shall have been paid in full or declared and set apart for payment, at which time the term of office of the director so elected shall terminate automatically. So long as such right to elect a director continues (and unless such right has been exercised by written consent of the holders of a majority of the outstanding shares of Series B Preferred Stock as hereinabove authorized), the Secretary may call, and upon the written request of the holders of record of at least twenty percent (20%) of the outstanding shares of Series B Preferred Stock addressed to the Secretary at the principal executive offices of the Corporation shall call, a special meeting of the holders of such shares for the election of such director as provided herein. Such meeting shall be held within thirty (30) days after delivery of such request to the Secretary, at the place and upon the notice required for meetings of stockholders provided in the By-Laws or by law for the holding of meetings of stockholders. No such special meeting or adjournment thereof shall be held on a date less than thirty (30) days before an annual meeting of stockholders of the Corporation or any special meeting in lieu thereof at which the holders of the Series B Preferred Stock are given the opportunity to elect one director in accordance with this Paragraph (b). If at any such annual or special meeting or any adjournment thereof the holders of a majority of the then outstanding shares of Series B Preferred Stock entitled to vote in such election shall be present or represented by proxy, or if the holders of a majority of the outstanding shares of Series B Preferred Stock shall have acted by written consent in lieu of a meeting with respect thereto, then the authorized number of directors shall be increased by one and the holders of the Series B Preferred Stock shall be entitled to elect such additional director. The absence of a quorum of the holders of any other class or series of capital stock of the Corporation at any such annual or special meeting shall not affect the exercise by the holders of the Series B Preferred Stock of their right to elect a director in accordance with this Paragraph (b). The director so elected shall serve until the next annual meeting of stockholders of the Corporation or until their successors shall be elected and shall qualify, unless the term of office of the persons so elected as a director shall have terminated under the circumstances set forth in the second sentence of this Paragraph (b). In case the director elected by the holders of the Series B Preferred Stock pursuant to this Paragraph (b) shall cease to serve as a director for any reason prior to the expiration of his or her term, the holders of the Series B Preferred Stock then outstanding and entitled to vote for such director may, by written consent as hereinabove provided, or at a special meeting of such holders called as provided above, elect a successor to hold office for the unexpired term of the director whose place shall be vacant.

    (iii)     The rights of the holders of Series B Preferred Stock to elect one director pursuant to the terms of this Paragraph (b) shall not be adversely affected by the voting or other rights applicable to any other security of the Corporation.

        (c)      So long as any shares of Series B Preferred Stock shall be outstanding and unless the consent or approval of a greater number of shares shall then be required by law, without first obtaining the consent or approval of the holders of a majority of the shares of Series B Preferred Stock then outstanding, voting as a single class, given in person or by proxy at a meeting at which the holders of such shares shall be entitled to vote separately as a class, or by written consent, the Corporation shall not: (i) authorize or create any class or series, or any shares of any class or series, of Senior Stock; (ii) authorize or create any class or series, or any shares of any class or series, of Parity Stock; (iii) reclassify any shares of capital stock of the Corporation into shares of Senior Stock or Parity Stock; (iv) authorize any security exchangeable for, convertible into, or evidencing the right to purchase any shares of Senior Stock or Parity Stock; (v) amend, alter or repeal the Certificate of Incorporation (by merger or otherwise) to alter or change the preferences, rights or powers of the Series B Preferred Stock so as to affect the Series B Preferred Stock adversely or to increase the authorized number of shares of Series B Preferred Stock (provided that any such amendment that changes the dividend payable on, the Conversion Rate with respect to, or the liquidation preference of the Series B Preferred Stock shall require the affirmative vote at a meeting or by written consent, of each holder of Series B Preferred Stock); or (vi) effect the sale, lease, conveyance or exchange of all or substantially all of the assets, property or business of the Corporation, or the merger or consolidation of the Corporation with or into any other entity (such transactions being hereinafter in this proviso referred to as “Reorganization”), PROVIDED, HOWEVER, that no separate vote of the holders of the Series B Preferred Stock as a class shall be required in the case of a Reorganization if (a) the Corporation is the surviving corporation and the Series B Preferred Stock remains outstanding without change to its preferences, rights and powers, or (b) each holder of shares of Series B Preferred Stock immediately preceding such Reorganization will receive from the resulting, surviving or acquiring corporation in exchange therefor shares of stock, with substantially the same preferences, rights and powers.

        Section 5.     REDEMPTION.

        (a)      On March 24, 2010, the Corporation shall redeem all outstanding shares of Series B Preferred Stock out of funds of the Corporation legally available therefor, by paying therefor in cash an amount equal to the Stated Value per share plus all accrued and unpaid dividends thereon to the date of redemption.

        (b)        (i)     Notice of any redemption of shares of Series B Preferred Stock pursuant to Paragraph (a) of this Section 5 shall be mailed not less than thirty (30) nor more than sixty (60) days prior to the redemption date to each holder of shares of Series B Preferred Stock to be redeemed, at such holder’s address as it appears on the transfer books of the Corporation. Each such notice shall state: (w) the date fixed for redemption, (x) the place or places where the redemption price will be paid (if other than the principal executive offices of the Corporation), (y) the current Conversion Price and (z) that dividends on the shares of Series B Preferred Stock will cease to accrue on the date fixed for redemption. In order to facilitate the redemption of shares of Series B Preferred Stock, the Board of Directors may fix a record date for the determination of shares of Series B Preferred Stock to be redeemed, not more than sixty (60) days nor less than thirty (30) days prior to the date fixed for such redemption.

    (ii)     Notice having been given pursuant to Subparagraph (i) of Paragraph (b) of this Section 5, from and after the date specified therein as the date of redemption, unless default shall be made by the Corporation in providing for the payment of the applicable redemption price, all dividends on the Series B Preferred Stock thereby called for redemption shall cease to accrue, and from and after the date of redemption so specified, unless default shall be made by the Corporation as aforesaid, or from and after the date (prior to the date of redemption so specified) on which the Corporation shall provide for the payment of the redemption price by depositing the requisite amount of moneys (and other property, if applicable) with a bank or trust company having a capital and surplus of at least $50,000,000, PROVIDED that the notice of redemption shall state the intention of the Corporation to deposit such moneys (and other property, if applicable) on a date in such notice specified, all rights of the holders thereof as stockholders of the Corporation, except the right to receive the applicable redemption price (but without interest) and except the right to exercise any privileges of conversion, shall cease and terminate. Any interest allowed on moneys so deposited shall be paid to the Corporation. Any moneys (and other property, if applicable) so deposited which shall remain unclaimed by the holders of Series B Preferred Stock at the end of six (6) years after the redemption date shall become the property of, and be paid by such bank or trust company to, the Corporation. Except for any amounts deposited in payment of accrued and unpaid dividends, in the event that moneys are deposited pursuant to this paragraph in respect of shares of Series B Preferred Stock that are converted in accordance with the provisions of Section 8, such moneys shall, upon such conversion, revert to the general funds of the Corporation, and upon demand, such bank or trust company shall pay over to the Corporation such moneys and shall be relieved of all responsibility to the holders of such converted shares in respect thereof.

        Section 6.      REACQUIRED SHARES.

        Any shares of Series B Preferred Stock converted, redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof, and, if necessary to provide for the lawful redemption or purchase of such shares, the capital represented by such shares shall be reduced in accordance with the DGCL. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of the same series of Preferred Stock, or, following the filing of a certificate of elimination with respect to such series, may be reissued as part of another series.

        Section 7.    LIQUIDATION, DISSOLUTION OR WINDING UP.

        (a)     In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of shares of Series B Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to its stockholders, an amount equal to the higher of the Stated Value per share plus all accrued and unpaid dividends thereon to the date of such payment or an amount equal to the amount such holders would receive if such shares of Series B Preferred Stock had been converted into Common Stock immediately prior to the distribution, and no distribution shall be made by the Corporation or any of its Subsidiaries (i) to the holders of shares of Common Stock or any other capital stock of the Corporation ranking junior to the Series B Preferred Stock upon liquidation, dissolution or winding up, unless, prior thereto, the holders of shares of Series B Preferred Stock shall have received an amount equal to the higher of the Stated Value per share plus all accrued and unpaid dividends thereon to the date of such payment or an amount equal to the amount such holders would receive if such shares of Series B Preferred Stock had been converted into Common Stock immediately prior to the distribution, or (ii) to the holders of any capital stock of the Corporation ranking on a parity with the Series B Preferred Stock upon liquidation, dissolution or winding up, except distributions made ratably on the Series B Preferred Stock and all such other capital stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up of the Corporation.

        (b)     Neither the consolidation, merger or other business combination of the Corporation with or into any other Person or Persons nor the sale, lease, exchange or conveyance of all or any part of the property, assets or business of the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 7.

        Section 8.     CONVERSION.

        Each share of Series B Preferred Stock may, subject to Paragraph (e) of this Section 8, at any time, at the option of the holder thereof, be converted into shares of Common Stock, on the terms and conditions set forth in this Section 8.

        (a)      Each share of Series B Preferred Stock shall be convertible in the manner hereinafter set forth into a number of fully-paid and nonassessable shares of Common Stock equal to the result obtained (calculated to the nearest 1/1,000th of a share) by dividing the Stated Value by the Conversion Price.

        (b)      The Conversion Price shall be adjusted from time to time as follows:

    (i)    In case the Corporation shall at any time after the Effective Date (i) declare a dividend on the Common Stock payable in shares of Common Stock, (ii) subdivide or reclassify the outstanding Common Stock or (iii) combine or reclassify the outstanding Common Stock into a smaller number of shares, the Conversion Price in effect on the record date for such dividend or on the effective date of such subdivision, combination or reclassification shall be adjusted by multiplying such Conversion Price by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which is the number of shares of Common Stock outstanding immediately after such event. Such adjustment shall be made successively whenever any event listed above shall occur.

    (ii)    If at any time after the Effective Date the Corporation shall fix a record date for the issuance of rights or warrants to all holders of its Common Stock entitling them (for a period expiring within forty-five (45) days after such record date) to subscribe for or to purchase shares of Common Stock (or securities convertible into shares of Common Stock) at a price per share, or having a conversion price per share of Common Stock (if a security is convertible into Common Stock), less than the Average Market Price per share of Common Stock on such record date, the Conversion Price shall be decreased to an amount determined by multiplying such Conversion Price in effect immediately prior to such record date by a fraction, the numerator of which is the sum of (x) the total number of shares of Common Stock outstanding on such record date and (y) the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock to be so offered (or the aggregate initial conversion price of the convertible securities to be so offered plus any subscription or purchase price of such securities) would purchase at such Average Market Price per share of Common Stock and the denominator of which shall be the sum of (a) the number of shares of Common Stock outstanding on such record date and (b) the number of additional shares of Common Stock to be offered for subscription or purchase (or into which the convertible securities to be so offered are initially convertible). In the event such subscription or purchase price is paid, in whole or in part, with consideration other than cash, the value of such consideration shall be as determined by the Board of Directors, whose determination shall be conclusive. Such adjustment shall be made successively whenever such a record date is fixed and, in the event that such rights or warrants are not issued, the Conversion Price shall be adjusted to the Conversion Price which was in effect prior to such record date.

    (iii)    If at any time after the Effective Date the Corporation shall fix a record date for the making of a distribution to all holders of its Common Stock of evidences of its indebtedness or assets (excluding cash distributions made as a dividend payable out of earnings or out of surplus legally available for dividends under the laws of the jurisdiction of the Corporation), securities convertible into Common Stock or rights to subscribe (excluding those referred to in Subparagraph (ii) of this Paragraph (b)), then in each case the Conversion Price in effect immediately prior to such record date shall be decreased to an amount determined by multiplying such Conversion Price by a fraction, the numerator of which is the Average Market Price per share of Common Stock on such record date less the then fair market value per share of Common Stock (as determined by the Board of Directors, whose determination shall be conclusive) of the assets or evidences of indebtedness so distributed or of such subscription rights and the denominator of which is the Average Market Price per share of Common Stock on such date. Such adjustment shall be made successively whenever such a record date is fixed and, in the event that such distribution is not so made, the Conversion Price shall be adjusted to the price which was in effect prior to such record date.

    (iv)    In case the Corporation shall be a party to any transaction (including, without limitation, a merger, consolidation, sale of all or substantially all of the Corporation’s assets or recapitalization of the Common Stock and excluding any transaction to which Subparagraph (i) of this Paragraph (b) applies) in which the previously outstanding Common Stock shall be changed into or, pursuant to the operation of law or the terms of the transaction to which the Corporation is a party, exchanged for different securities of the Corporation or common stock or other securities of another corporation or interests in a noncorporate entity or other property (including cash) or any combination of any of the foregoing, then, as a condition of the consummation of such transaction, lawful and adequate provision shall be made so that each holder of shares of Series B Preferred Stock shall be entitled, upon conversion, to an amount per share equal to (A) the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged in such transaction times (B) the number of shares of Common Stock into which a share of Series B Preferred Stock is convertible immediately prior to the consummation of such transaction.

    (v)    In case at any time or from time to time, the Corporation shall take any action of the type contemplated herein but not expressly provided for by such provisions, then, unless in the opinion of the Board of Directors such action is not reasonably likely to have a material adverse effect upon the rights of the Series B Preferred Stock (taking into consideration, if necessary, any prior actions which the Board of Directors hereunder deemed not reasonably likely to materially adversely affect the rights of the holders of Series B Preferred Stock), the Series B Preferred Stock shall be adjusted in such manner and at such time as the Board of Directors may in good faith determine to be equitable in the circumstances.

        (c)      In case the Corporation shall be a party to a transaction described in Subparagraph (iv) of Paragraph (b) above, effective provision shall be made, in the articles or certificate of incorporation of the resulting or surviving corporation or other corporation issuing or delivering such shares, other securities or property or otherwise, so that the provisions set forth herein for the protection of the conversion rights of the Series B Preferred Stock shall thereafter be applicable, as nearly as reasonably may be, to any such other shares of stock and other securities and property deliverable upon conversion of the Series B Preferred Stock remaining outstanding or other convertible stock or securities received by the holders in place thereof; and any such resulting or surviving corporation or other corporation issuing or delivering such shares, other securities or property shall expressly assume the obligation to deliver, upon the exercise of the conversion privilege, such shares, securities or property as the holders of the Series B Preferred Stock remaining outstanding, or other convertible stock or securities received by the holders in place thereof, shall be entitled to receive, pursuant to the provisions hereof, and to make provision for the protection of the conversion right as above provided. In case shares, securities or property other than Common Stock shall be issuable or deliverable upon conversion as aforesaid, then all references to Common Stock in Paragraph (b) of this Section 8 shall be deemed to apply, so far as provided and as nearly as is reasonable, to any such shares, other securities or property.

        (d)     The holder of any shares of Series B Preferred Stock may exercise such holder’s right to convert such shares into shares of Common Stock by surrendering for such purpose to the Corporation, at its principal office or at such other office or agency maintained by the Corporation for that purpose, a certificate or certificates representing the shares of Series B Preferred Stock to be converted accompanied by a written notice stating that such holder elects to convert all or a specified whole number of such shares in accordance with the provisions of this Section 8 and specifying the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. In case such notice shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in such name or names. Other than such taxes, the Corporation will pay any and all issue and other taxes (other than taxes based on income) that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series B Preferred Stock pursuant hereto. As promptly as practicable after the surrender of such certificate or certificates and the receipt of such notice relating thereto and, if applicable, payment of all transfer taxes (or the demonstration to the satisfaction of the Corporation that such taxes have been paid), the Corporation shall deliver or cause to be delivered (i) certificates representing the number of validly issued, fully paid and nonassessable full shares of Common Stock to which the holder of shares of Series B Preferred Stock so converted shall be entitled and (ii) if less than the full number of shares of Series B Preferred Stock evidenced by the surrendered certificate or certificates are being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares converted. Such conversion shall be deemed to have been made at the close of business on the date of giving of such notice and of such surrender of the certificate or certificates representing the shares of Series B Preferred Stock to be converted so that the rights of the holder thereof as to the shares being converted shall cease except for the right to receive shares of Common Stock, and the person entitled to receive the shares of Common Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock at such time. The Corporation shall not be required to convert, and no surrender of shares of Series B Preferred Stock shall be effective for that purpose, while the transfer books of the Corporation for the Common Stock are closed for any purpose (but not for any period in excess of ten (10) Business Days); but the surrender of shares of Series B Preferred Stock for conversion during any period while such books are so closed shall become effective for conversion immediately upon the reopening of such books, as if the conversion had been made on the date such shares of Series B Preferred Stock were surrendered, and at the conversion rate in effect at the date of such surrender. Notwithstanding the foregoing, shares of Series B Preferred Stock may not be converted into Common Stock for so long as, but only to the extent that, there are not sufficient unissued shares of Common Stock authorized under the Certificate of Incorporation so as to give effect to such conversion.

        (e)      Shares of Series B Preferred Stock may be converted at any time up to the close of business on the Business Day next preceding the date fixed for redemption of such shares pursuant to Section 5, unless the Corporation shall have defaulted in its obligations under such Section to make the redemption payment.

        (f)      In any case in which Paragraph (b) of this Section 8 shall require that an adjustment as a result of any event becomes effective after a record date for such event, the Corporation may elect to defer until after the occurrence of such event (i) issuing to the holder of any shares of Series B Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion over and above the shares of Common Stock issuable upon such conversion on the basis of the conversion rate prior to adjustment and (ii) paying to such holder any amount in cash in lieu of a fractional share of Common Stock pursuant to Paragraph (g) below; and, in lieu of the shares the issuance of which is so deferred, the Corporation shall issue due bills or other appropriate evidence of the right to receive such shares.

        (g)      In connection with the conversion of any shares of Series B Preferred Stock, no fractions of shares of Common Stock shall be issued, but in lieu thereof the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Average Market Price per share of Common Stock on the day on which such shares of Series B Preferred Stock are deemed to have been converted.

        (h)     The Corporation shall at all times following the effectiveness of a Charter Amendment, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series B Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all shares of Series B Preferred Stock then outstanding. The Corporation shall from time to time, subject to and in accordance with the DGCL, increase the authorized amount of Common Stock if at any time the number of authorized shares of Common Stock remaining unissued shall not be sufficient to permit the conversion at such time of all shares of Series B Preferred Stock then outstanding. The Corporation shall cause any shares of Common Stock issued upon conversion of Series B Preferred Stock to be listed for trading on any securities exchange on which the Common Stock is at the time listed, and shall deliver such notices as may be required by such exchange in connection with any such issuance. The Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares of Series B Preferred Stock or for dividends on the shares of Common Stock issued upon such conversion.

        (i)      Notwithstanding anything to the contrary contained herein, if adjustments of the Conversion Price have caused the Conversion Price to be lower than the par value, if any, of the Common Stock, upon any conversion of shares of Series B Preferred Stock the Corporation shall, to the maximum extent it is legally able to do so, issue to the converting holder the shares of Common Stock into which the shares of Series B Preferred Stock being converted are convertible, and, in addition, the Corporation shall pay the converting holder an amount in cash equal to the Average Market Price per share of Common Stock multiplied by the number of shares and fractions thereof of Common Stock which the converting holder would have been entitled to receive except for the limitation on lawful issuance described in this paragraph.

        (j)      Notwithstanding anything to the contrary contained herein, no adjustment in the Conversion Price pursuant to this Section 8 shall be required unless such adjustment would require an increase or decrease of at least 1% in such Conversion Price, PROVIDED, HOWEVER, that any adjustments which, by reason of this Paragraph (j), are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 8 shall be made to the nearest cent and to the nearest one-hundredth of a share, as the case may be.

        (k)      Upon the expiration of any rights, options or warrants to purchase or other securities convertible into or exchangeable for shares of Common Stock, if any thereof shall not have been exercised, converted or exchanged, the Conversion Price shall, upon such expiration, be readjusted and shall thereafter be such as it would have been had it been originally adjusted (or had the original adjustment not been required, as the case may be) on the basis of (i) the only shares of Common Stock so issued were the shares of Common Stock, if any, actually issued or sold upon the exercise of such rights, options or warrants to purchase or securities convertible into or exchangeable for shares of Common Stock and (ii) such shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise plus the consideration, if any, actually received by the Corporation for the issuance, sale or grant of all such rights, options or warrants to purchase or securities convertible into or exchangeable for shares of Common Stock, whether or not exercised; PROVIDED, HOWEVER, that no such readjustment shall have the effect of increasing the Conversion Price by an amount in excess of the amount of the adjustment initially made in respect of the issuance, sale or grant of such rights, options or warrants to purchase, or securities convertible into or exchangeable for, shares of Common Stock.

        Section 9.      AUTOMATIC CONVERSION BY THE CORPORATION UPON EFFECTIVENESS OF CHARTER AMENDMENT.

        (a)     Immediately upon the filing and effectiveness of a Charter Amendment and subject to the prior receipt of any required regulatory approvals, including any approvals of the Commissioner of Insurance of the State of Texas, and without further action required by the Corporation, all shares of Series B Preferred Stock outstanding on such date shall automatically be converted into the right to receive such number of shares of Common Stock and any other consideration into which such shares of Series B Preferred Stock would otherwise be convertible in accordance with Section 8 hereof, in whole but not in part.

        (b)     Upon filing and effectiveness of the Charter Amendment and subject to the prior receipt of any required regulatory approvals, including any approvals of the Commissioner of Insurance of the State of Texas, the Corporation will deliver written notice of the automatic conversion of shares of Series B Preferred Stock pursuant to this Section 9 to holders of record of the Series B Preferred Stock so converted. Such notice shall include (i) a statement signed by one of the Corporation’s executive officers certifying that shares of Common Stock are available for the conversion, (ii) an opinion of counsel that all the shares of Common Stock receivable as a result of the automatic conversion of the Series B Preferred Stock have been duly authorized and when issued, will be validly issued and nonassessable and (iii) instructions for the surrender of certificates of Series B Preferred Stock so converted, together with the means for designating the name or names in which the holder wishes the certificate or certificates for Common Stock receivable by such holder to be issued and any other information reasonably necessary for the Corporation to issue the shares of Common Stock and any other consideration receivable by the holder in connection with the automatic conversion and to otherwise give full effect to such conversion. Such notice shall be provided by mailing notice of such conversion first class mail postage prepaid, to each holder of record of the Series B Preferred Stock to be converted, at such holder’s address as it appears on the stock register of the Corporation.

        Section 10.    REPORTS AS TO ADJUSTMENTS.

        Whenever the Conversion Price is adjusted as provided in Section 8, the Corporation shall promptly mail to the holders of record of the outstanding shares of Series B Preferred Stock at their respective addresses as the same shall appear in the Corporation’s stock records a notice stating that the Conversion Price has been adjusted and setting forth the new Conversion Price and the new number of shares of Common Stock (or describing the new stock, securities, cash or other property) into which each share of Series B Preferred Stock is convertible as a result of such adjustment, a brief statement of the facts requiring such adjustment and the computation thereof, and when such adjustment became effective.

        Section 11.    RANK.

        The Series B Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up of the Corporation, (i) prior to all shares of Junior Stock (including, without limitation, the Common Stock) and (ii) prior to all shares of any other series of Preferred Stock, unless and to the extent such other series, the authorization and creation of which was approved or consented to by the requisite holders of Series B Preferred Stock in accordance with the provisions of Paragraph (c) of Section 4, by its terms ranks on a parity with or senior to the Series B Preferred Stock in any respect.

        IN WITNESS WHEREOF, said Ascent Assurance, Inc. has caused this certificate to be signed by Patrick H. O’Neill, its Executive Vice President, this 31st day of December, 2003.

ASCENT ASSURANCE, INC.

By: Patrick H. O’Neill
Patrick H. O’Neill Executive Vice President